Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tara Y. Harrison (434) 817-8587

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Charlottesville, VA – April 26, 2019 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported first quarter 2019 net income of $1.2 million, or $.49 per diluted share, a 55% decrease compared to net income of $2.8 million, or $1.091 per diluted share, recognized during the first quarter of 2018.

“We are taking steps to position the Company for growth,” said Glenn W. Rust, President and Chief Executive Officer, “and remain focused on investing in people and technology. During the first quarter, we announced the hiring of experienced commercial lenders and business developers in the Richmond, Virginia market. We are proactively ensuring that our infrastructure is prepared for expansion, which involves additional expenditures, such as the completed hiring of our cyber and network security team and major enhancements to our credit approval systems, to achieve our strategic growth initiatives. We have also completed the reorganization of our wealth management lines of business and incurred additional costs in the first quarter to achieve this milestone.”

First Quarter 2019 Financial Highlights

●

Gross loans outstanding at March 31, 2019 totaled $528.4 million, which represented an increase of $3.6 million, or 0.7%, compared to March 31, 2018, yet a decrease of $8.8 million, or 1.6%, over the 2018 year-end balance. Average gross loans increased 2% over the sequential quarter as well as the same quarter in the prior year. Significant pay-downs of loan balances have offset the growth generated through loan originations in the first quarter of 2019.

●

Total assets of $635.8 million were $10.3 million, or 1.7%, higher than the first quarter 2018 balance of $625.5 million and $9.0 million, or 1.4%, lower than the prior year-end balance of $644.8 million.

●

A provision for loan losses of $684 thousand was recognized in the first quarter of 2019 due primarily to the loss in July 2018 of surety bonds which previously covered the student loan portfolio. A provision of $983 thousand was recognized in the fourth quarter of 2018, and a recovery of $96 thousand was recognized in the first quarter of 2018.

●

The period-end allowance for loan losses as a percentage of total loans increased to 0.93% as of March 31, 2019, related primarily to the student loan issue as noted above, compared to 0.75% as of March 31, 2018.

●

Noninterest income for the first quarter decreased $655 thousand, or 38.2%, over first quarter of the prior year, due primarily to the condition of the stock market as of 2018 calendar year-end, which resulted in no performance fee royalty income paid to the Company in the first quarter of 2019.

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[1]	Common share data for March 31, 2018 has been adjusted to reflect the 5% stock dividend payable in the second quarter of 2018.

●

Noninterest expense for the first quarter increased $394 thousand, or 9.8%, from the first quarter of 2018, primarily due to increased stock grant expense for directors and executive management, as well as the addition of experienced personnel in the Richmond market and the cyber security and network team.

●	The provision for income taxes decreased $407 thousand, or 58.7%, compared to the first quarter of 2018, due to the reduction in pre-tax income.
●

The cost of funds of 65 basis points for the first quarter of 2019 increased 33 basis points compared to the first quarter of 2018, due primarily to increased rates on deposit accounts as a result of competitive pressures. Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings, and money market accounts, remained in excess of 77% of total deposits at the end of the first quarter for both 2019 and 2018 as well as the fourth quarter 2018.

●

Tangible book value per share was $28.00, compared to $27.48 as of the end of the preceding quarter. Cash dividends of $768 thousand were declared during the first quarter of 2019, while the remaining net income of $478 thousand, or 38%, was retained.

●

Effective January 1, 2019, the Company adopted ASC 842 related to accounting for leases. As of March 31, 2019, $4.1 million of operating right of use assets are included in other assets, and $4.1 million of operating lease liabilities are in other liabilities in the Consolidated Balance Sheets.

●	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one in Winchester, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including VNB Trust and Estate Services. Investment advisory and retail brokerage services are offered under the name of VNB Investment Services. Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements as defined in the Securities Exchange Act of 1934.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in: national and local economies, employment or market conditions; interest rates, deposits, loan demand, and asset quality; competition; financial services or tax laws and regulations; accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2018 with the Securities and Exchange Commission on March 15, 2019. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	March 31, 2019	December 31, 2018 *	March 31, 2018
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$10,965	$11,741	$6,902
Federal funds sold	3,639	7,133	-
Securities:
Available for sale, at fair value	61,312	61,392	64,930
Restricted securities, at cost	1,684	1,683	2,319
Total securities	62,996	63,075	67,249
Loans	528,360	537,190	524,729
Allowance for loan losses	(4,905)	(4,891)	(3,955)
Loans, net	523,455	532,299	520,774
Premises and equipment, net	6,846	7,042	7,056
Bank owned life insurance	16,900	16,790	16,453
Goodwill	372	372	372
Other intangible assets, net	458	477	553
Accrued interest receivable and other assets	10,169	5,871	6,114
Total assets	$635,800	$644,800	$625,473
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$160,071	$185,819	$162,720
Interest-bearing	108,933	106,884	94,369
Money market and savings deposit accounts	157,737	171,299	163,187
Certificates of deposit and other time deposits	130,458	108,531	104,566
Total deposits	557,199	572,533	524,842
Repurchase agreements and other borrowings	-	-	31,482
Accrued interest payable and other liabilities	6,076	1,525	2,328
Total liabilities	563,275	574,058	558,652
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,560,138, 2,543,452 and 2,417,084 issued and outstanding at March 31, 2019, December 31, 2018 and March 31, 2018, respectively	6,400	6,359	6,043
Capital surplus	27,522	27,013	301
Capital stock dividend distributable	-	-	26,840
Retained earnings	39,126	38,647	35,263
Accumulated other comprehensive loss	(523)	(1,277)	(1,626)
Total shareholders' equity	72,525	70,742	66,821
Total liabilities and shareholders' equity	$635,800	$644,800	$625,473
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*	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(Unaudited)

	For the three months ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Interest and dividend income:
Loans, including fees	$6,097	$6,070	$5,714
Federal funds sold	19	89	35
Investment securities:
Taxable	252	259	278
Tax exempt	81	83	85
Dividends	26	42	28
Total interest and dividend income	6,475	6,543	6,140

Interest expense:
Demand and savings deposits	381	361	232
Certificates and other time deposits	459	443	140
Repurchase agreements and other borrowings	67	22	72
Total interest expense	907	826	444
Net interest income	5,568	5,717	5,696
Provision for (recovery of) loan losses	684	983	(96)
Net interest income after provision for (recovery of) loan losses	4,884	4,734	5,792

Noninterest income:
Trust income	347	415	414
Advisory and brokerage income	136	139	140
Royalty income	4	16	518
Customer service fees	181	216	247
Debit/credit card and ATM fees	157	180	187
Earnings/increase in value of bank owned life insurance	110	113	109
Fees on mortgage sales	30	38	36
Losses on sales of other assets	-	-	(33)
Other	94	122	96
Total noninterest income	1,059	1,239	1,714

Noninterest expense:
Salaries and employee benefits	2,346	2,014	1,991
Net occupancy	479	448	480
Equipment	117	126	128
Other	1,469	1,293	1,418
Total noninterest expense	4,411	3,881	4,017

Income before income taxes	1,532	2,092	3,489
Provision for income taxes	286	410	693
Net income	$1,246	$1,682	$2,796
Net income per common share, basic *	$0.49	$0.66	$1.10
Net income per common share, diluted *	$0.49	$0.66	$1.09
Weighted average common shares outstanding, basic *	2,550,785	2,543,452	2,534,799
Weighted average common shares outstanding, diluted *	2,559,274	2,554,543	2,554,980
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*	Shares and per share data have been adjusted to reflect a 5% stock dividend effective April 13, 2018.

VIRGINIA NATIONAL BANKSHARES CORPORATION

Financial Highlights

(dollars in thousands, except per share data)

(Unaudited)

	At or For the Three Months Ended
	March 31	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Common Share Data:
Net income per weighted average share, basic [1]	$0.49	$0.66	$0.85	$0.72	$1.10
Net income per weighted average share, diluted [1]	$0.49	$0.66	$0.84	$0.72	$1.09
Weighted average shares outstanding, basic [1]	2,550,785	2,543,452	2,542,094	2,539,162	2,534,799
Weighted average shares outstanding, diluted [1]	2,559,274	2,554,543	2,561,638	2,560,329	2,554,980
Actual shares outstanding	2,560,138	2,543,452	2,543,452	2,541,138	2,417,084
Tangible book value per share at period end	$28.00	$27.48	$26.83	$26.36	$27.26
Key Ratios:
Return on average assets [2]	0.80%	1.05%	1.34%	1.15%	1.78%
Return on average equity [2]	7.03%	9.52%	12.39%	10.81%	17.12%
Net interest margin (FTE) [3]	3.78%	3.78%	3.80%	3.78%	3.85%
Efficiency ratio (FTE) [4]	66.35%	55.62%	57.72%	57.34%	54.04%
Loan-to-deposit ratio	94.82%	93.83%	97.92%	99.68%	99.98%
Net Interest Income:
Net interest income	$5,568	$5,717	$5,791	$5,692	$5,696
Net interest income (FTE) [3,4]	$5,589	$5,739	$5,814	$5,715	$5,719
Capital Ratios:
Tier 1 leverage ratio	11.38%	11.03%	10.93%	10.70%	10.59%
Total risk-based capital ratio	14.85%	14.38%	14.26%	13.78%	13.53%
Assets and Asset Quality:
Average Earning Assets	$599,776	$602,188	$607,675	$607,043	$602,669
Average Gross Loans	$533,358	$523,157	$532,876	$527,878	$524,873
Allowance for loan losses:
Beginning of period	$4,891	$4,678	$4,698	$3,955	$4,043
Provision for (recovery of) loan losses	684	983	285	701	(96)
Charge-offs	(709)	(781)	(315)	-	(1)
Recoveries	39	11	10	42	9
Net (charge-offs) recoveries	(670)	(770)	(305)	42	8
End of period	$4,905	$4,891	$4,678	$4,698	$3,955
Non-accrual loans	$552	$615	$566	$447	$171
Loans 90 days or more past due	629	895	520	143	377
OREO	-	-	-	-	-
Total nonperforming assets (NPA) [5]	$1,181	$1,510	$1,086	$590	$548
NPA as a % of total assets [5]	0.19%	0.23%	0.17%	0.09%	0.09%
NPA as a % of total loans plus OREO [5]	0.22%	0.28%	0.21%	0.11%	0.10%
Allowance for loan losses to total loans	0.93%	0.91%	0.89%	0.88%	0.75%
Non-accruing loans to total loans	0.10%	0.11%	0.11%	0.08%	0.03%
Net (charge-offs) recoveries to average loans [2]	-0.50%	-0.59%	-0.23%	0.03%	0.01%
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[1]	Share and per share data have been adjusted to reflect a 5% stock dividend effective April 13, 2018.
[2]	Ratio is computed on an annualized basis.
[3]	The net interest margin and net interest income are reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 21%.
[4]	The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of fully tax equivalent (FTE) net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.
[5]	Nonperforming assets for prior periods have been restated to include loans 90 days or more past due.